UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Silverstar Holdings, Ltd.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SILVERSTAR HOLDINGS, LTD.

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 3, 2008

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the “Annual Meeting”) of Silverstar Holdings, Ltd. (the “Company”) will be held at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, Ninth Floor, New York, New York 10174 on Wednesday, December 3, 2008, at 10:00 a.m. (local time). The Annual Meeting is being held for the following purposes:

1.

To consider and vote upon the election of five (5) directors of the Company to serve as the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To consider and vote upon a proposal to ratify the appointment of Rachlin LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009;
3.

To consider and vote upon a proposal, for purposes of complying with Nasdaq Marketplace Rule 4350(i)(1)(D), to authorize the Company to amend and restate each of the Company’s Amended and Restated 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 and related Warrants to purchase the Company’s common stock, in order that the conversion price of the Debentures and the exercise price of the Warrants can be changed to prices that are more commensurate with the Company’s current market price;

4.

To consider and vote upon a proposed amendment to the Company’s Memorandum of Association to effect a reverse stock split (consolidation) of the Company’s common stock at a split ratio of not less than one-for-two and not more than one-for-five and concurrently decrease the number of authorized shares of the Company’s common stock from 50 million to not less than 10 million and not more than 25 million, to be effective, if at all, at such time as the Company’s Board of Directors shall determined in its sole discretion;

5.

To consider and vote upon a proposed amendment to the Company’s Memorandum of Association to effect an increase to the number of authorized shares of the Company’s common stock, to be declared by the Company’s Board of Directors at any time prior to December           , 2009, to an amount not to exceed 100 million pre-reverse stock split shares, the precise timing and increase to be determined by the Company’s Board of Directors in its sole discretion; and

6.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The close of business on October 31, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the meeting at the offices of the Company, 1900 Glades Road, Suite 435, Boca Raton, Florida 33431.

By Order of the Board of Directors, Dawna Ferguson Secretary

Hamilton, Bermuda

November 7, 2008

It is important that your shares be represented at the Annual Meeting. Each stockholder is urged to sign, date and return the enclosed form of proxy which is being solicited on behalf of the Board of Directors. An envelope addressed to the Company’s transfer agent is enclosed for that purpose and needs no postage if mailed in the United States.

SILVERSTAR HOLDINGS, LTD.

Clarendon House

Church Street, Hamilton HM CX, Bermuda

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 3, 2008

This Proxy Statement is furnished to the holders of Silverstar Holdings, Ltd.’s (the “Company,” “Silverstar,” “we,” “us,” and “our”) common stock, par value $0.01 per share, in connection with the solicitation of proxies by and on behalf of our Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Wednesday, December 3, 2008, at 10:00 a.m. (local time), at the offices of Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, Ninth Floor, New York, New York 10174, and at any adjournments or postponements of such meeting. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The approximate mailing date of this Proxy Statement is November          , 2008.

The close of business on October 31, 2008 has been fixed by our Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of such meeting. As of the record date, there were 20,087,911 shares of our common stock, par value $0.01 per share, outstanding, which is the only class of our voting securities issued and outstanding. Each share of our common stock outstanding on the record date will be entitled to one vote on all matters to come before the Annual Meeting.

The presence of at least two persons representing, in person or represented by proxy, the holders of a majority of the issued and outstanding shares of our common stock will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a majority of the votes cast at the Annual Meeting is required (i) to elect each director (Proposal 1), (ii) to ratify the appointment of Rachlin LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2009 (Proposal 2), (iii) to consider and vote upon a proposal, for purposes of complying with Nasdaq Marketplace Rule 4350(i)(1)(D), to authorize the Company to amend and restate each of the Company’s Amended and Restated 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 and related Warrants to purchase the Company’s common stock, in order that the conversion price of the Debentures and the exercise price of the Warrants can be changed to prices that are more commensurate with the Company’s current market price (Proposal 3), (iv) to approve the proposed amendment to our Memorandum of Association to effect a reverse stock split (consolidation) of our common stock at a split ratio of not less than one-for-two and not more than one-for-five and concurrently decrease the number of authorized shares of our common stock from 50 million to not less than 10 million and not more than 25 million, to be effective, if at all, at such time as our Board of Directors shall determined in its sole discretion (Proposal 4), and (v) to approve a proposed amendment to our Memorandum of Association to effect an increase to the number of authorized shares of our common stock, to be declared by our Board of Directors at any time prior to December 3, 2009, to an amount not to exceed 100 million pre-reverse stock split shares, the precise timing and increase to be determined by our Board of Directors in its sole discretion (Proposal 5). Abstentions and broker non-votes (i.e., when a nominee holding shares of the our common stock cannot vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner) will be included in the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted as votes cast for the purpose of determining the outcome of the vote on Proposals 1, 2, 3, 4 and 5.

Our Board of Directors has unanimously recommended a vote FOR each nominee named in the Proxy and FOR Proposals 2, 3, 4 and 5.

It is important that your shares are represented at the Annual Meeting, and, therefore, all stockholders are cordially invited to attend the Annual Meeting. However, whether or not you plan to attend the Annual Meeting, you are urged to, as promptly as possible, mark, sign, date and return enclosed proxy card, which requires no postage if mailed in the United States in the enclosed pre-paid envelope. The cost of soliciting proxies will be borne by the Company. If you hold shares directly in your name and attend the Annual Meeting, you may vote your shares in person, even if you previously submitted a proxy card.

Unless otherwise specified, all proxies received will be voted FOR the election of all nominees named herein to serve as directors and FOR each of the other proposals set forth in the accompanying Notice of Annual Meeting of Stockholders and described below. A proxy may be revoked at any time before its exercise by delivering written notice of revocation to our Secretary, by executing a proxy bearing a later date or by attendance at the Annual Meeting and electing to vote in person. Attendance at the Annual Meeting without voting in person will not constitute revocation of a proxy.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 31, 2008, certain information as to the beneficial ownership of our common stock by:

•	each person known by us to own more than five percent (5%) of our outstanding shares;
•	each of our current directors;
•	each of our executive officers; and
•	all of our current directors and executive officers as a group.

Name and Address of Beneficial Stockholder	Amount and Nature of Beneficial Ownership Common Stock (1)	Percentage of Ownership (1)
Michael Levy 9511 West River Street Schiller Park, Illinois 60176	867,312(2)	4.3%
Clive Kabatznik 1900 Glades Road Suite 435 Boca Raton, Florida 33431	1,527,437 (3)	7.4%
Cornelius J. Roodt P.O. Box 4001 Kempton Park South Africa	111,083 (4)	*
Edward Roffman 64 Milland Drive Mill Valley, California 94941	34,413 (5)	*
Edward Bernstein 1900 Glades Road Suite 435 Boca Raton, Florida 33431	21,186 (6)	*
Lawrence R. Litowitz 1900 Glades Road Suite 435 Boca Raton, Florida 33431	22,500(7)	*
Oberweis Asset Management, Inc. 3333 Warrenville Road Suite 500 Lisle, Illinois 60532	1,424,100 (8)	7.1%
Steven L. Martin c/o Slater Capital Management, L.L.C. 825 Third Avenue, 33rd Floor New York, New York 10022	1,344,302 (9)	6.7%
Basso Capital Management, L.P. 1266 East Main Street Stamford, CT 06902	1,117,482 (10)	5.6%
All executive officers and directors as a group (6 persons)	2,583,931 (11)	12.4%

* Less than 1%.

(1)

Beneficial ownership is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Shares subject to stock options and warrants, for purposes of this table, are considered beneficially owned only to the extent currently exercisable or exercisable within 60 days of October 31, 2008.

(2)

Includes 60,000 shares of our common stock issuable upon exercise of options that are immediately exercisable, 48,276 shares of our common stock issuable upon exercise of warrants, and 21,186 shares of restricted stock.

(3)

Includes 750,000 shares of our common stock issuable upon exercise of options, 500,000 of which are immediately exercisable, 96,552 shares of our common stock issuable upon exercise of warrants, and 181,181 shares of restricted stock.

(4)	Includes 40,000 shares of our common stock issuable upon the exercise of options that are immediately exercisable and 21,186 shares of restricted stock.
(5)	Consists of 21,186 shares of restricted stock.
(6)	Consists of 21,186 shares of restricted stock.
(7)	Consists of 22,500 shares of our common stock issuable upon exercise of options that are immediately exercisable.
(8)

Includes shares beneficially owned by The Oberweis Funds on December 31, 2007 with respect to which The Oberweis Funds has delegated to Oberweis Asset Management, Inc., its investment adviser, voting power and dispositive power. James D. Oberweis and James W. Oberweis are principal stockholders of Oberweis Asset Management, Inc. The foregoing information is derived from a Schedule 13G filed on behalf of Oberweis Asset Management, Inc., James D. Oberweis and James W. Oberweis on February 14, 2008.

(9)

Steven L. Martin is the manager and controlling stockholder of Slater Capital Management, L.L.C. (“SCM”), a Delaware limited liability company and Slater Asset Management, L.L.C. (“SAM”), a Delaware limited liability company. SCM is the investment advisor and has investment discretion over certain private funds, including Slater Equity Partners, L.P. (“SEP”), a Delaware limited partnership. SAM is the general partner of SEP. Mr. Martin, SCM, SAM and SEP have the shared power to vote or direct the vote and the shared power to dispose the shares. The foregoing information is derived from a Schedule 13G filed on behalf of Mr. Martin, SCM, SAM, and SEP on February 15, 2008.

(10)

Basso Capital Management, L.P. (“BCM”) is the investment manager of Basso Fund Ltd. (“Basso Fund”) and Basso Multi-Strategy Holding Fund Ltd. (“Multi-Strategy Holding Fund”). Basso GP, LLC (“Basso GP”) is the general partner of BCM. The controlling persons of Basso GP are Howard Fischer, Philip Platek, John Lepore and Dwight Nelson (each, a “Controlling Person” and, collectively, the “Controlling Persons”). Basso Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 66,243 shares of common stock and warrants exerciseable into 101,380 shares of common stock held by Basso Fund. Multi-Strategy Holding Fund, BCM, Basso GP and each Controlling Person have the shared power to vote or direct the vote of 375,377 shares of common stock and warrants exerciseable into 574,482 shares of common stock held by Multi-Strategy Holding Fund. The foregoing information is derived from a Schedule 13G/A filed on behalf of Basso GP, BCM, Multi-Strategy Holding Fund, Basso Fund, and the Controlling Persons on March 3, 2008.

(11)

Includes 850,000 shares of our common stock issuable upon exercise of options, 600,000 shares of which are exercisable immediately, 144,828 shares of our common stock issuable upon exercise of warrants, and 102,925 shares of restricted stock.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will elect five (5) directors to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Unless otherwise directed, all proxies will be voted in favor of the election of Michael Levy, Clive Kabatznik, Cornelius Roodt, Edward Roffman and Edward Bernstein to serve as directors upon their nomination at the Annual Meeting. All nominees currently serve on our Board of Directors and their terms expire at the Annual Meeting.

Each nominee has advised us of his willingness to serve as a director and we have no reason to expect that any of the nominees will be unable to stand for election at the date of the Annual Meeting. In the event that any nominee should become unavailable for election to our Board of Directors for any reason, the persons named in the proxies have discretionary authority to vote such proxies for one or more alternative nominees who will be designated by the then existing Board of Directors.

Information About Nominees and Executive Officers

The following table sets forth information regarding the nominees for director and our executive officers:

Name	Age	Director Since	Positions with the Company
Michael Levy	62	1995	Chairman of the Board of Directors
Clive P. Kabatznik	52	1995	Vice Chairman of the Board of Directors, Chief Executive Officer and President
Cornelius J. Roodt	49	1996	Director
Edward Roffman	58	2007	Director
Edward Bernstein	56	2008	Director
Lawrence R. Litowitz	57	2007	Chief Financial Officer

Michael Levy is co-founder of the Company and has served as Chairman of the Board of Directors since its inception in 1995. Since 1987, Mr. Levy has been the Chief Executive Officer and Chairman of the Board of Arpac L.P, a Chicago-based manufacturer of plastic packaging machinery.

Clive P. Kabatznik is the Company’s co-founder, has served as a member of the Board of Directors and as the President since its inception in 1995, and as Vice Chairman and Chief Executive Officer since October 1995. Mr. Kabatznik also served as the Company’s Chief Financial Officer from October 1995 until September 2007. Mr. Kabatznik has served as President of Colonial Capital, Inc., a Miami-based investment banking company that specializes in advising middle market companies in areas concerning mergers, acquisitions, private and public agency funding and debt placements.

Cornelius J. Roodt has served as a member of the Board of Directors since December 1996 and was appointed Managing Director and Chief Financial Officer of one of the Company’s subsidiaries. Mr. Roodt led the buyout of First Lifestyle Holdings and was Chief Executive of the successor company, First Lifestyle Holdings, (Pty), Ltd. from November 2000 until May 2007. From February 1994 to June 1996, Mr. Roodt was a senior partner at Price Waterhouse Corporate Finance, South Africa. From January 1991 to January 1994, he was an audit partner at Price Waterhouse, South Africa.

Edward Roffman has served as a member of the Board of Directors since March 2007 as well as the Chairman of the Audit Committee of the Board. He has served as the Chief Financial Officer as well as Video Game Developer and Publisher of Red Mile Entertainment, Inc. in Sausalito, California. Prior to his work at Red Mile Entertainment, Mr. Roffman served as Chief Financial Officer at Fluent Entertainment, Inc. in Novato, California and as a member of Creekside, LLC, a consulting firm in Larkspur, California.

Edward L. Bernstein has served as a member of the Board of Directors since March of 2008 as well as a member of the Nominating Committee of the Board. Mr. Bernstein has been involved in a wide variety of media and technology companies with a focus on digital imaging, video game, wireless entertainment, children’s television, and entertainment PC software. In recent years he has served as founder and Chief Executive Officer of Palladium Interactive which later was acquired by Mattel, as well as being a Partner and consultant for technology and consumer project companies at Creekside, LLC in Greenbrae, CA. He was co-founder of Photo TLC, Inc. providing online and in-store digital photo services and gifts for the largest retailers in the United States. Currently Mr. Bernstein is Chief Executive Officer and co-founder of Propell Corporation in Greenbrae, CA.

Lawrence R. Litowitz has served as the Company’s Chief Financial Officer since September 2007. Since 2000, Mr. Litowitz has been a Partner/Principal with Tatum, LLC, a financial services executive placement firm. During his time at Tatum, LLC, Mr. Litowitz was assigned as the Chief Financial Officer of Birks and Mayors, Inc. (BMJ), Chief Financial Officer of DHB Industries, Inc. (DHBT), Chief Executive Officer of SMP Metal Products, Chief Financial Officer of Campus Management Corp a leading provider of management systems for post secondary educational institutions as well as Ecometry, Inc a leading software provider of order management systems as well as several other consultative assignments.

All directors hold office until their respective successors are elected, or until death, resignation or removal. Officers hold office until the meeting of our Board of Directors following each Annual Meeting of Stockholders and until their successors have been chosen and qualified.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has determined that all of our directors are independent directors within the meaning of applicable Nasdaq listing standards, except for Clive Kabatznik.

Board Meetings and Committees

Board of Directors

Our Board of Directors is responsible for our overall management. During the fiscal year ended June 30, 2008, our Board of Directors held four meetings and acted by unanimous written consent three times. Each incumbent director attended at least 75% of all meetings of our Board of Directors and committees on which such director served which were held during the year.

Audit Committee

Our Board of Directors has a separate audit committee, compensation committee and nominating committee. The audit committee is currently composed of Michael Levy, Edward Roffman and Cornelius J. Roodt, each of whom are independent directors as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Our Board of Directors has determined that Mr. Roodt meets the standards of an audit committee “financial expert” as defined by the Sarbanes Oxley Act of 2002. Following the Annual Meeting it is anticipated that the audit committee will be composed of Michael Levy, Edward Roffman and Cornelius J. Roodt.

The audit committee is responsible for annually selecting and retaining our independent registered public accounting firm, reviewing with our independent registered public accounting firm the scope and results of the audit engagement and establishing and monitoring our financial policies and control procedures. The specific functions and responsibilities of the audit committee are set forth in an Audit Committee Charter adopted by our Board of Directors. The audit committee met four times during fiscal year ended June 30, 2008.

Compensation Committee

The compensation committee is currently composed of Michael Levy and Edward Roffman each of whom are independent directors as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Following the Annual Meeting it is anticipated that the compensation committee will be composed of Michael Levy and Edward Roffman.

The compensation committee has power and authority with respect to all matters pertaining to compensation payable and the administration of employee benefits, deferred compensation and our stock option plans. We do not have a formal Compensation Committee Charter. The compensation committee met twice during fiscal year ended June 30, 2008.

Nominating Committee

The Company’s nominating committee is currently composed of Edward Bernstein and Edward Roffman, each of whom are independent directors as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. Following the Annual Meeting it is anticipated that the nominating committee will be composed of Edward Bernstein and Edward Roffman.

The function of the nominating committee is to consider and recommend to our Board of Directors candidates for appointment or election as directors. The specific functions and responsibilities of the nominating committee are set forth in a written charter of the nominating committee adopted by our Board of Directors.

A nominee to our Board of Directors must have such experience in business or financial matters as would make such nominee an asset to our Board of Directors. In recommending director candidates, our nominating committee takes into consideration such factors as it deems appropriate based on our current needs. These factors may include: professional and personal ethics and integrity; business, professional, or industry knowledge and contacts; business and financial sophistication, common sense and wisdom, and the ability to make informed judgments on a wide range of issues; relevant skills and experience demonstrated through business, professional, charitable or civic affairs; the ability to exercise independent judgment; and the candidate’s ability to devote the required time and effort to serve on our Board of Directors.

The nominating committee will consider for nomination candidates recommended by stockholders if the stockholders comply with the following requirements: the stockholder must submit in writing to the nominating committee the recommended candidate’s name, a brief resume setting forth the recommended candidate’s business, educational background, qualifications for service, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and a notarized consent signed by the recommended candidate stating the recommended candidate’s willingness to be nominated and to serve. This information must be delivered to our nominating committee at our address and must be received in a timely manner as specified in our proxy statements (these timing requirements are not applicable to persons nominated by or at the direction of our Board of Directors). The timing requirements with respect to next year’s annual meeting are described in the section of this proxy statement entitled “Stockholder Proposals.” The nominating committee may request further information if it determines a potential candidate may be an appropriate nominee. The nomination of Edward Bernstein for election as a director was recommended and approved by the nominating committee.

The nominating committee met once during the fiscal year ended June 30, 2008.

Report of the Audit Committee

The Audit Committee has reviewed Silverstar’s audited financial statements for the last fiscal year and discussed them with management.

Silverstar’s independent registered public accounting firm, Rachlin LLP (“Rachlin”), has discussed with the Audit Committee the quality, in their judgment, as well as the acceptability of Silverstar’s accounting principles as applied in its financial reporting. Rachlin, the Audit Committee and management have discussed matters such as the consistency, clarity and completeness of accounting policies and disclosures, the reasonableness of significant judgments and accounting estimates, significant audit adjustments, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

Rachlin has discussed with the Audit Committee and has disclosed to the Audit Committee, in writing, all relationships between Rachlin and its related entities and Silverstar and its related entities that, in Rachlin’s professional judgment, may be reasonably thought to bear on independence and has confirmed that in its professional judgment, Rachlin is independent of Silverstar within the meaning of the Securities Act of 1933, as amended.

The Audit Committee, based on the review and discussions described above, has recommended to the Board of Directors that the audited financial statements be included in Silverstar’s Annual Report on Form 10-K for the last fiscal year.

Michael Levy, Chairman

Edward Roffman

Cornelius Roodt

Stockholder Communications with the Board of Directors

Any stockholder who wishes to send communications to our Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, Silverstar Holdings, Ltd., 1900 Glades Road, Suite 435, Boca Raton, FL 33431. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate stockholder communication. The Corporate Secretary will send all appropriate stockholder communications to the intended recipient. An “appropriate stockholder communication” is a communication from a person claiming to be a stockholder in the communication, and the subject of which relates solely to the sender’s interest as a stockholder and not to any other personal or business interest.

In the case of communications addressed to our Board of Directors, the Corporate Secretary will send appropriate stockholder communications to the Chairman of the Board. In the case of communications addressed to the independent or outside directors, the Corporate Secretary will send appropriate stockholder communications to the Chairman of the audit committee. In the case of communications addressed to committees of the Board, the Corporate Secretary will send appropriate stockholder communications to the chairman of such committee.

Our Board of Directors encourages all of its members to attend our annual meeting of stockholders so that each director may listen to any concerns that stockholders may have that are raised at the annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors, and persons who beneficially own more than 10% of common stock, to file initial reports of ownership and reports of changes of ownership with the Securities and Exchange Commission and furnish copies of those reports to the Company. To the Company’s knowledge, based solely on a review of the copies of Forms 3, 4 and 5, and all amendments thereto, furnished to the Company with respect to its fiscal year ended June 30, 2008, the Company’s officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except as follows: (i) Edward Bernstein filed a late Form 3 and Form 4 for the transaction that occurred on March 27, 2008; (ii) Clive Kabatznik filed a late Form 4 for the transaction that occurred on September 6, 2007; and (iii) Michael Levy filed a late Form 4 for the transaction that occurred on September 6, 2008. We were not furnished any Forms 5 with respect to the fiscal year ended June 30, 2008.

Code of Ethics

Our Board of Directors adopted a Code of Ethics which applies to all of our directors, executive officers and employees. A copy of the Code of Ethics is available upon request to the Corporate Secretary, Silverstar Holdings, Ltd., 1900 Glades Road, Suite 435, Boca Raton, FL 33431.

Executive Compensation Discussion and Analysis

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the named executive officers:

Name and Principal Position	Fiscal Year Ended June 30	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Clive Kabatznik, President and Chief Executive Officer	2008	$350,000	-	25,000	$50,916	-	-	14,980	$440,806
Lawrence Litowitz Chief Financial Officer	2008	$197,005	-	-	$30,927	-	-	10,981	$238,912

Grant of Plan-Based Awards

The Company’s 2007 Stock Incentive Plan and the 2004 Stock Incentive Plan provides for the grant, in the discretion of the Board of Directors, of stock options and restricted stock awards.

The options granted to Mr. Kabatznik during fiscal year ended June 30, 2008 represent:

•	an option granted under the 2007 Stock Incentive Plan to purchase 250,000 shares of common stock, which is exercisable at an exercise price of $1.89 per share: These options vest over three years.
The options granted to Mr. Litowitz during fiscal year ended June 30, 2008 represent:
•	an option granted under the 2007 Stock Incentive Plan to purchase 180.000 shares of common stock, which was exercisable at an exercise price of $2.15 per share. These options vest over three years.
No options were granted to Mr. Kabatznik during the fiscal year ended June 30, 2007.
The options granted to Mr. Kabatznik during fiscal year ended June 30, 2006 represent:
•	an option granted under the 2004 Stock Incentive Plan to purchase 15.000 shares of common stock, which was exercisable at an exercise price of $1.33 per share: These options were exercised during the fiscal year ended June 30, 2007.

Option Exercises and Stock Vested

There were no options exercised during the fiscal year ending June 30, 2008 by named executive officers of the corporation.

On June 27, 2007, Mr. Kabatznik was granted $20,000 of restricted shares that vested on March 27, 2008. Mr. Kabatznik was issued 10,582 shares (based on $1.89 closing prices on grant date) on July 22, 2008. On March 27, 2008, Mr. Kabatznik was granted $20,000 of restricted shares that vested on March 26, 2009. Mr. Kabatznik will receive 18,181 shares upon vesting.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning the number and value of unexercised options, nonvested stock (including restricted stock, restricted stock units or other similar instruments) and incentive plan awards for the named executive Officers outstanding as of the end of the fiscal year ended June 30, 2008.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units or Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Clive Kabatznik	500,000	-	-	$2.00	12/31/2009	-	-	-	-
Clive Kabatznik	-	250,000	-	$1.89	07/03/2010	18,181	$8.181	-	-
Lawrence Litowitz	40,000	140,000	-	$2.15	07/03/2010	-	-	-	-

Director Compensation

The following table presents information relating to total compensation of the non-employee directors for the fiscal year ended June 30, 2008:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Michael Levy	$60,000	$30.826	-	-	$90,826
Cornelius J. Roodt	-	$30,826	-	-	$30,826
Edward Roffman	$30,000	$30,826	-	-	$60,826
Edward L. Bernstein	-	$11,880	-	-	$5,826
Douglas A. Brisotti*	-	$25,000	-	-	$25,000

*No longer on Board as of March 27, 2008.

Mr. Levy receives an annual consulting fee of $60,000 per year, solely in connection with his service as Chairman of the Board of Directors. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties.

Mr. Roffman receives $2,500.00 per month solely in connection with his service as of the Audit Committee of the Board.

On June 27, 2007 Mr. Levy, Mr. Roodt, Mr. Roffman, and Mr. Brisotti were each granted $25,000 of restricted shares that are scheduled that vested on March 27, 2008. On March 27, 2008 Mr. Levy, Mr. Roodt, Mr. Roffman, and Mr. Bernstein were each granted $23,004 of restricted shares that are scheduled that vested on March 26, 2009. The Company is expensing these shares ratably over the vesting period.

Employment Agreements

On January 29, 2005, the Company’s Board of Directors approved an Employment Agreement with Clive Kabatznik (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Kabatznik will serve as the Chief Executive Officer, President and Chief Financial Officer of the Company beginning as of January 1, 2005 and continuing through and until December 31, 2009. As compensation for his services, Mr. Kabatznik will receive an annual base salary of $325,000 increasing by $10,000 in 2006 and increasing to $350,000 per annum from the beginning of 2007 to the end of 2009. During the term of the agreement, the employee shall be entitled to an annual bonus in an amount to be determined by the Company’s Board of Directors and Compensation Committee based on results of operations of the Company for each fiscal year starting in the fiscal year ending June 30, 2006. Such bonus will be dependant on the Company’s net income from operations achieving a rate of return on equity of not less than 20% annually.

On September 17, 2007, the Company entered into an Employment Letter Agreement (the “Employment Agreement”) with Lawrence R. Litowitz and a Part-Time Permanent Engagement Resources Agreement (the “Resources Agreement” and, collectively with the Employment Agreement, the “Agreements”) with Tatum, LLC (“Tatum”), pursuant to which Mr. Litowitz, a partner of Tatum, was engaged as CFO of the Company.

The Employment Agreement provides that Mr. Litowitz shall work approximately three full days per work week for an initial salary of $1,900 per day (“Salary”), of which $1,582.70, or 83.3%, shall be paid directly to Mr. Litowitz and $317.30, or 16.7%, shall be paid directly to Tatum (in accordance with the terms of the Resources Agreement); provided however, that in no event shall Mr. Litowitz and Tatum be paid a Salary in excess of the aggregate amount of $24,166 per calendar month. Any cash bonus to be paid to Mr. Litowitz shall be determined by the Board of Directors of the Company in its sole discretion. After allocation of 20% of any cash bonus payable to Mr. Litowitz to Tatum (in accordance with the terms of the Resources Agreement), Mr. Litowitz will be paid 80% of any cash bonus. In addition, Mr. Litowitz will share with Tatum (in accordance with the terms of the Resources Agreement) 20% of any cash proceeds realized from any equity bonus that Mr. Litowitz may be granted by the Company’s Board of Directors. Pursuant to the Employment Agreement, the Company granted Mr. Litowitz 180,000 options (the “Options”) to purchase common stock, par value $.01 per share (the “Common Stock”), of the Company and 5,000 of the Options will vest each month commencing on September 17, 2007. The Options were granted under the Company’s 2007 Stock Incentive Plan. The exercise price for each option is $2.15 (the closing price of the Common Stock on September 17, 2007). At the option of Mr. Litowitz, he may exercise the Options by cashless exercise. The Options have a term of 42 months after September 17, 2007. Upon the occurrence of a Change in Control (as defined in the 2007 Stock Incentive Plan) any unvested options will immediately vest provided that Mr. Litowitz has been employed by the Company for not less than 12 months. Mr. Litowitz will remain on his current medical plan and the Company will reimburse Mr. Litowitz for amounts paid by Mr. Litowitz for such medical insurance for himself and (where applicable) his family of up to $40.90 per day of employment by the Company in a calendar month up to a maximum of $900 per calendar month. Mr. Litowitz is also entitled to a car allowance equal to $22.73 per day of employment by the Company in a calendar month up to a maximum of $500 per calendar month. The Employment Agreement is terminable by either party on 30 days’ prior written notice, or immediately for Cause (as defined in the Employment Agreement) or Good Reason (as defined in the Employment Agreement). In the event that the Company elects to terminate Mr. Litowitz without Cause or if Mr. Litowitz elects to terminate the Employment Agreement for Good Reason, in each case prior to September 16, 2008, then Mr. Litowitz will be entitled to receive a payment as severance (“Severance Payment”) equal to three months of the Salary paid to Mr. Litowitz during the three months immediately preceding such termination (a portion of which shall be paid to Tatum in accordance with the Resources Agreement). In the event that the Company elects to terminate Mr. Litowitz without Cause or Mr. Litowitz elects to terminate the Employment Agreement for Good Reason, in each case after September 16, 2008 but prior to September 16, 2010, Mr. Litowitz will be entitled to receive a Severance Payment equal to six months of the Salary paid to Mr. Litowitz during the six months immediately preceding such termination (a portion of which shall be paid to Tatum in accordance with the Resources Agreement).

The Resources Agreement provides that the Company will pay to Tatum in lieu of Mr. Litowitz, as compensation for the resources Tatum is providing to Mr. Litowitz, 16.7% of Mr. Litowitz Salary during the term of the Resources Agreement and 20% of Mr. Litowitz’s cash bonus during the term of the Resources Agreement. Additionally, Tatum will receive 20% of any cash proceeds realized from any equity bonus that Mr. Litowitz may be granted. The Resources Agreement will terminate immediately upon the effective date of termination or expiration of Mr. Litowitz’s employment with the Company or upon Mr. Litowitz ceasing to be a partner of Tatum. The Company will have the opportunity to make Mr. Litowitz a full-time permanent member of Company’s management at any time during the term of the Resources Agreement by entering into another agreement with Tatum, the terms of which will be negotiated at such time.

On December 1, 2006, Empire Interactive entered into employment agreements with Ian Higgins and Simon Jeffrey. The agreements terminate on January 1, 2008 and shall then continue until terminated by either party giving to the other not less than six months notice. The agreements call for basic annual salary of £132,000 for each executive as well as a £12,000 car allowance and a pension contribution equal to 15% of the basic annual salary. Additionally, each executive received 100,000 two-year options to acquire shares of Silverstar stock at $1.79. These options vested on December 31, 2007. Mr. Higgins served as the Chief Executive Officer of the company and Mr. Jeffrey as Managing Director in charge of product development and acquisition. On April 14, 2008 stock options valued at $167,618 were granted to each executive in consideration for their reduction of the value of their earn out notes payable. These options vested immediately and expire on December 31, 2010. The details of the options granted are as follows:

Weighted average grant-date fair value of options granted	$.84
Assumptions:
Risk free interest rate	1.88%
Expected life	2.71 years
Expected volatility	39.91%

The employment of both executives was terminated in the last quarter of fiscal 2008.

On October 3, 2005, the Strategy First entered into an employment agreement with Sheldon Reinhart to serve as Vice President of Finance. The employment agreement is on an at-will basis and calls for an annual salary of Canadian $120,000.00 and entitles the employee to a bonus of up to 30% of his salary at the discretion of Silverstar Holdings. Mr. Reinhart left the company in February 2008.

1995 Stock Option

The Company’s Board of Directors has adopted and the shareholders, prior to the initial public offering, approved the 1995 Stock Option Plan. The 1995 Stock Option Plan provides for the grant of:

•	options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 to key employees; and
•	options not intended to so qualify to key employees, including the directors and officers, and to directors and consultants who are not employees.

The total number of shares of common stock for which options may be granted under the 1995 Stock Option Plan is 850,000 shares.

The Company’s 1995 Stock Option Plan is administered by the compensation committee of the Board of Directors. The compensation committee will determine the terms of options exercised, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. No option granted under the 1995 Stock Option Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee or his legal representatives.

The exercise price of incentive stock under the 1995 Stock Option Plan must be at least equal to 100% of the fair market value of such shares on the date of grant, or 110% of fair market value in the case of an optionee who owns or is deemed to own stock possessing more than 10% of the voting rights of outstanding capital stock. The term of each option will be established by the compensation committee, in its sole discretion. However, the maximum term for each incentive stock option granted under the 1995 Stock Option Plan is ten years, or five years in the case of an optionee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of the outstanding capital stock. Options will become exercisable at such times and in such installments as the compensation committee will provide in the terms of each individual option. The maximum number of shares for which options may be granted to any individual in any fiscal year is 210,000.

The Company’s 1995 Stock Option Plan also contains an automatic option grant program for the directors. Each of non-employee directors is automatically granted an option to purchase 10,000 shares of common stock following each annual meeting of shareholders. In addition, each non-employee director is automatically granted an option to purchase 5,000 shares of common stock following each annual meeting of shareholders. Each grant has an exercise price per share equal to the fair market value of the common stock on the grant date, is immediately exercisable and has a term of five years measured from the grant date, subject to earlier termination if an optionee’s service as a Board member is terminated for cause.

2004 Stock Incentive Plan

The Company’s Board of Directors has adopted and the shareholders approved the 2004 Stock Incentive Plan (the “2004 Plan”). The 2004 Plan is intended to provide an incentive to employees (including executive officers), and directors of and consultants to the Company and its affiliates, and is intended to be the successor plan to the 1995 Stock Option Plan (which terminates in November 2005). The 2004 Plan authorizes the issuance of a maximum of 1,000,000 shares of common stock (subject to adjustment as described in the 2004 Plan) pursuant to stock grants or options to purchase common stock to employees (including officers and directors who are employees) and non-employee directors of, and consultants to the Company.

The 2004 Plan provides for the grant of (i) “incentive stock options” (“ISOs”) within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) non-qualified stock options (which are stock options that do not qualify as ISOs), and (iii) stock awards.

The 2004 Plan will be administered by the Board of Directors or a committee of the Board of Directors consisting of at least two members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. It is also intended that each member of any such committee will be an “outside director” within the meaning of Section 162(m) of the Code.

Options granted under the 2004 Plan will be subject to, among other things, the following terms and conditions:

•

The exercise price of each option will be determined by the administrator; provided, however, that the exercise price of an ISO may not be less than the fair market value of the common stock on the date of grant 110% of such fair market value if the optionee owns (or is deemed to own) more than 10% of the voting power.

•

Options may be granted for terms determined by the administrator; provided, however, that the term of an ISO may not exceed 10 years five years if the optionee owns (or is deemed to own) more than 10% of the voting power.

•

The maximum number of shares of the Company’s common stock for which options may be granted to an employee in any calendar year is 230,000. In addition, the aggregate fair market value of shares with respect to which ISOs may be granted to an employee which are exercisable for the first time during any calendar year may not exceed $100,000.

•	The exercise price of each option is payable in full upon exercise or, if the applicable stock option contract entered into by the Company with an optionee permits, in installments.
•

Options may not be transferred other than by will or by the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee or his or her legal representatives.

•

Except as may otherwise be provided in the applicable option contract, if the optionee’s relationship with the Company as an employee or consultant is terminated for any reason (other than the death or disability of the optionee), the option may be exercised, to the extent exercisable at the time of termination of such relationship, within three months thereafter, but in no event after the expiration of the term of the option.

•

The Company may withhold cash and/or shares of common stock having an aggregate value equal to the amount which is determined as necessary to meet its obligations to withhold any federal, state and/or local taxes or other amounts incurred by reason of the grant or exercise of an option, its disposition or the disposition of shares acquired upon the exercise of the option. Alternatively, the Company may require the optionee to pay such amount, in cash, promptly upon demand.

Through September 28, 2005, the Company has granted options to purchase 255,000 shares of common stock under the 1995 Stock Option Plan, 165,000 of which have been exercised.

Through September 28, 2006, the Company has granted options to purchase 95,000 shares of common stock under the 2004 Stock Option Plan, 95,000 of which none has been exercised.

2007 Stock Incentive Plan

The Company’s board of directors has adopted and the Company’s shareholders approved the Company’s 2007 Stock Incentive Plan (the “2007 Plan”). The 2007 Plan is intended to provide an incentive to employees (including executive officers), and directors of and consultants to the Company and its affiliates, and is intended to be the successor plan to the 2004 Stock Option Plan The 2007 Plan authorizes the issuance of a maximum of 2,000,000 shares of the Company’s common stock (subject to adjustment as described in the 2007 Plan) pursuant to stock grants or options to purchase common stock to employees (including officers and directors who are employees) and non-employee directors of, and consultants to the Company.

The 2007 Plan provides for grant of “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options (“NQSOs”), and stock awards (“Stock Awards”).

The 2007 Plan will be administered by the board of directors or a committee of the Company’s board of directors consisting of at least two members of the Company’s board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. It is also intended that each member of any such committee will be an “outside director” within the meaning of Section 162(m) of the Code.

Options granted under the 2007 Plan will be subject to, among other things, the following terms and conditions:

•	The exercise price of each option will be determined by the administrator; provided, however, that the exercise price of an ISO may not be less than the fair market value of common stock on the date of grant (110% of such fair market value if the optionee owns (or is deemed to own) more than 10% of the voting power).

•

Options may be granted for terms determined by the administrator; provided, however, that the term of an ISO may not exceed 10 years (five years if the optionee owns (or is deemed to own) more than 10% of the voting power).

•	The exercise price of each option is payable in full upon exercise or, if the applicable stock option contract entered into by us with an optionee permits, in installments. The maximum number of shares of the Company’s common stock for which options may be granted to an employee in any calendar year is 210,00. In addition, the aggregate fair market value of shares with respect to which ISOs may be granted to an employee which are exercisable for the first time during any calendar year may not exceed $100,000.
•	Options may not be transferred other than by will or by the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee or his or her legal representatives.
•	Except as may otherwise be provided in the applicable option contract, if the optionee’s relationship with the Company as an employee or consultant is terminated for any reason (other than the death or disability of the optionee), the option may be exercised, to the extent exercisable at the time of termination of such relationship, within one year thereafter, but in no event after the expiration of the term of the option.
•	The Company may withhold cash and/or shares of the Company’s common stock having an aggregate value equal to the amount which is determined is necessary to meet its obligations to withhold any federal, state and/or local taxes or other amounts incurred by reason of the grant or exercise of an option, its disposition or the disposition of shares acquired upon the exercise of the option. Alternatively, the Company may require the optionee to pay such amount, in cash, promptly upon demand.

Non-Plan Stock Options

At various times since 1996, the Company has granted non-plan stock options to purchase 1,205,000 shares of common stock at a weighted exercise price of $2.97 per share.

Required Vote

Directors are elected by a majority of the votes cast at the Meeting. Votes withheld in the election of directors and abstentions or broker non-votes, if any, will be deemed as present for the purposes of determining the presence of a quorum at the Meeting. Vote withheld will be counted against the election of a director, but abstentions or broker non-votes, if any, will not be counted towards the election of any person as a director. Brokers who hold shares of common stock as nominees will have discretionary authority to vote such shares of common stock as nominees if they have not received voting instructions from the beneficial owner by the tenth day before the meeting, provided that this proxy statement has been transmitted to the beneficial holder at least fifteen (15) days prior to the Meeting. In the event that any of the nominees should become unavailable before the Meeting, it is intended that shares represented by the enclosed proxy will be voted for one or more substitute nominees as may be nominated by the current Board of Directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE LISTED IN THIS PROXY STATEMENT.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Rachlin LLP audited our financial statements for the fiscal year ended June 30, 2008 and has acted for us in such capacity since 2001. The audit committee has appointed that firm to act as our independent registered public accounting firm for the fiscal year ending June 30, 2009 and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the audit committee, require the audit committee to engage, retain, and supervise our independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of Rachlin LLP for ratification by stockholders as a matter of good corporate practice. A representative of Rachlin LLP is not expected to be present at the Annual Meeting and thus is not expected to be available to respond to questions or have the opportunity to make a statement if he desires to do so.

Principal Accountant Fees and Services

Audit Fees

Audit fees billed to the Company by Rachlin, LLP for its audit of the Company’s financial statements and for its review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for fiscal years 2008 and 2007 totaled approximately $170,000 and approximately $154,000, respectively.

Tax Fees

Tax fees billed to the Company by Rachlin, LLP for its tax returns for the fiscal years 2008 and 2007 were approximately $450,000 and approximately $3,600, respectively.

Other Fees

No other fees were billed to the Company by Rachlin, LLP for all other non-audit or tax services rendered to the Company for the fiscal years 2008 and 2007, respectively.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a procedure under which all arrangements to render services by Rachlin, LLP must be pre-approved by the Audit Committee, subject to certain permitted statutory de minimus exceptions.

Required Vote

The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the appointment of Rachlin LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2009. Abstentions or broker non-votes, if any, will not be counted as votes “cast” with respect to this matter. Brokers who hold shares of common stock as nominees will have discretionary authority to vote such shares of common stock as nominees if they have not received voting instructions from the beneficial owner by the tenth day before the meeting, provided that this proxy statement has been transmitted to the beneficial holder at least fifteen (15) days prior to the Annual Meeting.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

APPROVAL OF AMENDMENTS TO THE CONVERSION AND EXERCISE PRICES OF THE COMPANY’S AMENDED AND RESTATED 9% SECURED CONVERTIBLE DEBENTURES IN THE AGGREGATE PRINCIPAL AMOUNT OF $7,500,000 DUE MARCH 19, 2012 AND RELATED WARRANTS TO PURCHASE THE COMPANY’S COMMON STOCK, RESPECTIVELY, IN COMPLIANCE WITH NASDAQ RULE 4350(i)(1)(D)

Introduction

On March 19, 2008, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (collectively, the “Purchasers”) pursuant to which the Company issued to the Purchasers (i) 9% Secured Convertible Debentures in the aggregate principal amount of $7,500,000 due March 19, 2012 (the “Debentures”), initially convertible into the Company’s common stock at $1.20 per share, and (ii) warrants to purchase an aggregate of 3,124,999 shares of the Company’s common stock at an exercise price of $1.50 per share (the “Warrants”). On April 11, 2008 we issued amended and restated debentures (the “Amended and Restated Debentures”) in place of the Debentures primarily to increase the conversion rate of the Debentures from $1.20 to $1.2026. The issuance of the Amended and Restated Debentures and the Warrants and the other actions contemplated by the Purchase Agreement are collectively referred to herein as the “Private Placement.”

The Company is subject to the rules of the Nasdaq Stock Market, Inc. because its common stock is listed on The Nasdaq Capital Market. Nasdaq Marketplace Rule 4450 provides that a company must comply with continuing listing criteria to maintain a Nasdaq listing. On April 16, 2008, the Company received a letter from The Nasdaq Stock Market stating that the Company’s issuance of the Debentures on March 19, 2008 failed to comply with Nasdaq’s stockholder approval rules pursuant Marketplace Rule 4350(i)(1)(D). The letter also stated that the Company regained compliance with Marketplace Rule 4350(i)(1)(D) by amending the Debentures on April 11, 2008.

On September 18, 2008, management of the Company determined that it is in the best interests of the Company to have the authority to amend and restate the Amended and Restated Debentures (the “Proposed Amended and Restated Debentures”) and to have the authority to amend and restate the Warrants (the “Proposed Amended and Restated Warrants”), in order to have the ability to reduce the conversion and exercise prices from $1.2026 and $1.50, respectively, to prices that are more commensurate with our current market price. Upon the issuance of the Proposed Amended and Restated Debentures and Proposed Amended and Restated Warrants, in the absence of stockholder approval being obtained and deemed effective, the Company would be in non-compliance with Nasdaq Marketplace Rule 4350(i)(1)(D).

Reasons for Stockholder Approval

The Company is seeking stockholder approval to issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants which would reduce the conversion and exercise prices from $1.2026 and $1.50, respectively, to prices that are more commensurate with our current market price.

Nasdaq Marketplace Rules.   Nasdaq Marketplace Rule 4350(i)(1)(D) requires stockholder approval prior to the sale or issuance or potential issuance of shares of common stock (or of securities convertible into or exercisable for shares of common stock) in a transaction other than a public offering (as defined by Nasdaq), where (i) the number of shares of common stock issued or to be issued is equal to 20% or more of a company’s outstanding common stock or 20% or more of the voting power of the company outstanding before the issuance, and (ii) the effective sale price of the common stock is less than the greater of the book or market value of the common stock.

We are subject to the Nasdaq Marketplace Rules because our common stock is listed on the Nasdaq Capital Market. The issuance of the Amended and Restated Debentures and the Warrants in the Private Placement did not require stockholder approval under Rule 4350(i)(1)(D) because the conversion price of the Amended and Restated Debentures and the exercise price of the Warrants were above the book value and the market value of our common stock on March 18, 2008, the day immediately preceding the date that the Purchase Agreement was executed. The conversion price of the Amended and Restated Debentures is $1.2026 and the exercise price of the Warrants is $1.50 per share. The closing price of our common stock on the day immediately preceding the date that the Purchase Agreement was executed was $1.14.

We are seeking stockholder approval pursuant to Rule 4350(i)(1)(D) so that, if stockholder approval is obtained, we may issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants. Stockholder approval to issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants is necessary because, then:

•

the price at which such common stock would be issued upon conversion of the Proposed Amended and Restated Debentures or exercise of the Proposed Amended and Restated Warrants would be below the market price of our common stock as of March 18, 2008, the date immediately preceding the date of the Purchase Agreement; and

•

the number of shares of common stock issued upon conversion of the Proposed Amended and Restated Debentures or exercise of the Proposed and Restated Warrants could be in excess of 20% of the outstanding shares or in excess of 20% of the voting power as of March 18, 2008, the date immediately preceding the date of the Purchase Agreement.

Summary of the Terms of the Private Placement

The terms of the Private Placement and a description of the Amended and Restated Debentures and the Warrants are summarized below. Copies of the form of the Purchase Agreement, the form of Debenture, the form of Warrant, the form of Registration Rights Agreement, dated March 19, 2008, among us and the Purchasers (the “Registration Rights Agreement”), the form of Security Agreement, dated as of March 19, 2008 (the “Security Agreement”), among the Company, all of the subsidiaries of the Company (except Empire Interactive PLC and Strategy First Inc.) and the Purchasers, the form of Subsidiary Guarantee, dated as of March 19, 2008 (the “Subsidiary Guarantee”), made by the Company’s subsidiaries (except Empire Interactive PLC and Strategy First Inc.) and the form of Personal Guarantee, dated as of March 19, 2008 (the “Personal Guarantee”) have been filed by us as exhibits to our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 20, 2008, and you are encouraged to review the full text of all such documents.

Summary of the terms of the Purchase Agreement

In order to participate in the Private Placement the Purchasers entered into the Purchase Agreement. We have summarized the material provisions of the Purchase Agreement below.

Representations and Warranties. We provided the Purchasers with representations and warranties in the Purchase Agreement customary for transactions of this nature.

In addition, each Purchaser made representations and warranties to us that are customary for transactions of this nature.

The representations and warranties in the Purchase Agreement were made only for the purposes of the Purchase Agreement and solely for the benefit of the parties to the Purchase Agreement as of specific dates.

Covenants. The Purchase Agreement contains covenants customary for transactions of this nature.

Description of the Amended and Restated Debentures

Interest. We will pay monthly interest to the Purchasers on the outstanding principal amount of the Amended and Restated Debentures at the rate of 9% per annum, beginning on August 31, 2008.

Conversion. The Amended and Restated Debentures are convertible at any time, at the option of the Purchasers, into shares of our common stock at a conversion price of $1.2026 per share. We may not effect any conversion of the Amended and Restated Debentures and a Purchaser of the Amended and Restated Debentures is not permitted to convert its Amended and Restated Debenture into shares of common stock if such conversion would give such Purchaser a beneficial ownership of more than 4.99% of the outstanding shares of common stock. This 4.99% limitation may be waived by a Purchaser upon not less than 61 days prior notice to us.

Redemption. We may also redeem some or all of the then outstanding Amended and Restated Debentures, in cash, in an amount equal to the sum of (i) the greater of: (A) (1) if prior to March 19, 2009, 110% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon, (2) if prior to March 19, 2010, 115% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon, (3) if prior to March 19, 2011, 120% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon and (4) if on or after March 19, 2011, 125% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon or (B) the principal amount of the Amended and Restated Debentures to be prepaid, plus all other accrued and unpaid interest hereon, divided by the conversion price of the Amended and Restated Debentures multiplied by the daily volume weighted average price.

Events of Default. The Amended and Restated Debentures contain certain events of default that are customarily included in financings of this nature. If an event of default occurs, the Purchasers may make all sums of principal, interest and other amounts owed at such time payable in cash. In the event of such acceleration, the amount payable to the Purchasers shall equal the sum of (i) the greater of: (A) 115% of the principal amount of the Amended and Restated Debentures to be prepaid, plus all accrued and unpaid interest thereon, or (B) the principal amount of the Amended and Restated Debentures to be prepaid, plus all other accrued and unpaid interest thereon, divided by the applicable conversion price on (x) the date on which such mandatory default amount is demanded or otherwise due or (y) the date such mandatory default amount is paid in full, whichever is less, multiplied by the volume weighted average price of our common stock on (x) the date on which such mandatory default amount is demanded or otherwise due or (y) the date such mandatory default amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of the Amended and Restated Debentures.

Security and Guarantees. Our obligations under the Amended and Restated Debentures are secured by a lien on all of our assets pursuant to a Security Agreement, and guaranteed by all the our subsidiaries (except Empire Interactive PLC and Strategy First Inc.) pursuant to a Subsidiary Guarantee. In addition, our obligations under the Amended and Restated Debentures are personally guaranteed by Mr. George Karfunkel pursuant to a Personal Guarantee.

Aniti-dilution Provisions. The conversion price of the Amended and Restated Debentures is subject to certain anti-dilution adjustments as described in more detail below under “Anti-dilution Provisions of the Amended and Restated Notes and the Warrants.”

Summary of the Terms of the Warrants.

The Warrants have an exercise price of $1.50 per share and have an exercise period of five years from March 19, 2008. We may not may not effect any exercise of the Warrants and a Purchaser of Warrants is not permitted to exercise its Warrants into shares of our common stock if such exercise would give such Purchaser a beneficial ownership of more than 4.99% of the outstanding shares of our common stock. This 4.99% limitation may be waived by any Purchaser upon not less than 61 days prior notice to us.

The exercise price of the Warrants is subject to certain anti-dilution adjustments as described in more detail below under “Anti-dilution Provisions of the Amended and Restated Notes and the Warrants.”

Registration Rights Agreement

Pursuant to the Purchase Agreement, we entered into the Registration Rights Agreement with the Purchasers, pursuant to which we agreed to prepare and file with the SEC within 90 days after the closing of the transaction, a shelf registration statement for the purpose of registering for resale 130% of all the shares of our common stock issuable upon conversion of the Amended and Restated Debentures and the exercise of the Warrants and cause such registration statement to become effective under the Securities Act, within 150 days of the closing of the transactions (180 days in the event of a full review by the SEC).

We filed the initial registration statement on May 16, 2008 and the SEC conducted a full review. On September 18, 2008 the Purchasers and us entered into a Waiver, pursuant to which the Purchasers waived (i) our obligations to have any registration statements declared effective by the SEC and (ii) to file any additional registration statements covering the resale of the shares of our common stock issuable upon conversion of the Amended and Restated Debentures and the exercise of the Warrants not covered by the initial registration statement; provided, in each case, that the shares of our common stock issuable upon conversion of the Amended and Restated Debentures and the exercise of the Warrants may be resold without restriction under Rule 144 of the Securities Act.

Anti-dilution Provisions of the Amended and Restated Debentures and the Warrants.

If we or our subsidiaries were to offer, sell, grant any option to purchase or offer, sell or grant any right to reprice our or its securities, or otherwise dispose of or issue any shares of our common stock or other securities entitling any person to acquire shares of our common stock at a per share less than the conversion price (in the case of the Amended and Restated Debentures) or the exercise price (in the case of the Warrants) in effect immediately prior to such issue or sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the conversion price or the exercise price, as the case may be, then in effect will be reduced by multiplying the then conversion price or the exercise price, as the case may be, by a fraction the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock which the offering price for such Dilutive Issuance would purchase at the then conversion price or exercise price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock so issued or issuable in connection with the Dilutive Issuance.

Principal Effects of Approval or Non-Approval of the Proposal

If our stockholders approve this Proposal 3, then the Company will be able to issue the Proposed Amended and Restated Debentures and the Proposed Amended and Restated Warrants with conversion and exercise prices, respectively, at or near the current market price of the Company’s common stock and would comply with the continuing listing standards of the Nasdaq Stock Market and would be able to maintain a listing on the Nasdaq Stock Market. Accordingly, a larger number of shares of our common stock will be issuable upon the conversion of the Proposed Amended and Restated Debentures than if the Proposed Amended and Restated Debentures had not been issued. The issuance of a larger number of shares of our common stock will be dilutive to our existing stockholders.

For example, as of October 29, 2008, there was an aggregate of approximately $7,500,000 principal amount of Amended and Restated Debentures outstanding. If these Amended and Restated Debentures were converted at the conversion price of $1.2026 per share, we would issue approximately 6,236,587 shares of our common stock to the Amended and Restated Debenture holders. If we issue the Proposed Amended and Restated Debentures with a conversion price of $0.205 (the closing sale price of our common stock on October 29, 2008) and if the Proposed Amended and Restated Debentures were subsequently converted, we would issue approximately 36,585,366 shares of our common stock, which is 29,348,779 shares more than the number of shares had the Proposed Amended and Restated Debentures not been issued. Assuming that immediately prior to the conversion of the Amended and Restated Debentures we had 20,000,000 shares of common stock outstanding, then the impact on our other stockholders of the issuance of the Proposed Amended and Restated Debentures would be to dilute their respective ownership percentage of the Company after conversion from approximately 77% to approximately 35%.

If our stockholders approve this Proposal 3, then the exercise price of Warrants will be reduced from $1.50 to a price that is more commensurate with our current market price. Accordingly, we will receive fewer proceeds from the exercise of the Proposed Amended and Restated Warrants than if the Warrants had not been amended and restated. Also, if the holders of Proposed Amended and Restated Warrants effect a cashless exercise, we will receive even fewer proceeds from the exercise of the Proposed Amended and Restated Warrants than if the Warrants had not been amended.

For example, we issued Warrants representing a total of 3,124,999 shares of our common stock at an exercise price of $1.50 in the Private Placement. As of October 29, 2008 all of the Warrants were outstanding and if all Warrants are exercised for cash at the current exercise price we would have received gross proceeds of approximately $4,687,498. If we issue the Proposed Amended and Restated Warrants at an exercise price equal to $0.205 (the closing sale price of our common stock on October 29, 2008), and if the Proposed Amended and Restated Warrants were subsequently exercised, we would receive gross proceeds of approximately $640,000, which is $4,047,498 less than the amount received had the Proposed Amended and Restated Warrants not been issued. In addition, if the holders of the Proposed Amended and Restated Warrants had effected a cashless exercise, we would receive no proceeds.

If our stockholders do not approve this Proposal 3 we will be able to pursue potential equity or debt financings, but will no longer remain in compliance with the continuing listing standards of the Nasdaq Stock Market. The conversion and exercise prices of the Amended and Restated Debentures and the Warrants are currently not commensurate with current market prices. A potential equity or debt financing at current market prices will likely trigger the anti-dilution provisions of the Amended and Restated Debentures and the Warrants, which will require stockholder approval, which in turn, will require time that is needed to obtain such stockholder approval. In such case, we will be required to seek alternative methods of raising capital to fund our operations, which may not be available on terms favorable to us and we would remain in compliance with the continuing listing standards of the Nasdaq Stock Market and would maintain our listing on the Nasdaq Stock Market.

Required Vote

The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required to approve Proposal 1. Abstentions or broker non-votes, if any, will not be counted as votes “cast” with respect to this matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4

APPROVAL TO AMEND MEMORANDUM OF ASSOCIATION TO EFFECT A REVERSE STOCK

SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-TWO AND NOR MORE THAN

ONE-FOR-FIVE AT ANY TIME PRIOR TO DECEMBER 3, 2009, WITH THE EXACT RATIO

TO BE DETERMINED BY THE BOARD OF DIRECTORS

Background

On June 27, 2008, we received a Nasdaq Staff Deficiency Letter (the “Nasdaq Letter”) indicating that for the previous 30 consecutive business days, the bid price of our common stock had closed below $1.00 per share. As a result of the bid price deficiency of our common stock, we fail to comply with the minimum bid price requirement for continued listing on the Nasdaq Capital Market set forth in Nasdaq Marketplace Rule 4310(c)(4). In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), we have until March 25, 2008 to regain compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. The Board believes that the continued listing of our common stock on the Nasdaq Capital Market is in the best interests of the Company and its stockholders, and that the delisting of our common stock may cause the liquidity in the trading market for our common stock to be significantly decreased, thereby reducing the trading price and increasing the transaction costs of trading shares of our common stock. In order to regain compliance with the minimum bid price requirement, the bid price of our common stock must close at $1.00 per share or higher for a minimum of 10 consecutive business days (the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances). If we cannot demonstrate compliance with Rule 4310(c)(4) by March 25, 2008, the Nasdaq staff will determine whether we meet The Nasdaq Capital Market initial listing criteria set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. If the we meet the initial listing criteria, the Nasdaq staff will notify us that we have been granted an additional 180 calendar day compliance period. If we are not eligible for an additional compliance period, the Nasdaq staff will provide written notice that us that our securities will be delisted. At that time, we may appeal the Nasdaq staff’s determination to delist our securities to a Listing Qualifications Panel.

Nasdaq views a reverse stock split as an acceptable method of regaining compliance with the minimum bid price requirement, provided that certain procedures are followed and certain information is provided to Nasdaq. The Board believes that a reverse stock split will not adversely affect the relative rights and preferences of the holders of issued and outstanding shares of our common stock. The Board believes that, in light of the foregoing, it is in the best interests of the Company and its stockholders to effect a reverse stock split with respect to our common stock at a ratio of not less than one-for-two and not more than one-for-five.

The Board is proposing , to receive authorization to effectuate, in its sole discretion, not less than one-for-two reverse stock split and not more than one-for-five reverse stock split in an effort to (i) increase the bid price to above $1.00 per share; (ii) regain compliance with Nasdaq’s minimum bid price requirement; and (iii) maintain our continued listing on the Nasdaq Capital Market.

General

The Board of Directors has adopted, by unanimous vote, a resolution approving, subject to approval by our stockholders, a proposed amendment to our Memorandum of Association (the “Proposed Amendment”), to (i) effect a reverse stock split of our common stock at a ratio of between one-for-two to one-for-five and (ii) decrease the number of authorized shares of our common stock. Pursuant to the Proposed Amendment, each outstanding one to five shares of common stock would be combined into and become one share of common stock and the number of authorized shares of our common stock would be decreased from 50 million shares to between 10 million and 25 million shares. As of October 31, 2008, we had 20,087,911 shares of common stock issued and outstanding. Based on the number of shares of our common stock currently issued and outstanding, immediately following the completion of the reverse stock split, we would have between 4,017,582 and 10,043,955 shares of common stock issued and outstanding.

We believe that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides us with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders vote to approve Proposal 2 the reserve stock split will be effected, if at all, only upon a determination by our Board of Directors that the reverse stock split is in our and the stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the Board of Directors will set the time for such a split and select a specific ratio within the range. These determinations will be made by the Board of Directors with the intention to create the greatest marketability for our common stock based upon prevailing market conditions at that time.

Purpose of the Proposed Amendment

The primary purpose for effecting the Proposed Amendment is to increase the per share trading price of our common stock and decrease the number of outstanding shares of our common stock so as to:

•	regain compliance with Nasdaq’s minimum bid price requirement and thereby maintain our continued listing on the Nasdaq Capital Market;

•

bring the share price of our common stock, along with the number of shares of our common stock outstanding, to a range more appropriate for a Nasdaq Capital Market company and more in line with other companies with comparable market capitalization;

•	broaden the pool of investors that are interested in investing in us by attracting new investors who would prefer not to invest in shares that trade at low share prices;

•	make our common stock a more attractive investment to institutional investors;

•	reduce the relatively high transaction costs and commissions incurred by our stockholders due to our currently low per share trading price and high number of shares outstanding; and

•	illustrate more effectively the impact of our operational efforts and cost reductions by enhancing the visibility of any changes to our reported earnings per share.

In addition, in connection with the reverse stock split, in accordance with the laws of Bermuda, the number of authorized shares of our common stock will concurrently be decreased from 50 million shares to between 10 million and 25 million shares.

Factors Considered by Our Board of Directors

The Board believes that the continued listing of our common stock on the Nasdaq Capital Market is in the best interests of the Company and its stockholders, and that the delisting of our common stock may cause the liquidity in the trading market for our common stock to be significantly decreased, thereby reducing the trading price and increasing the transaction costs of trading shares of our common stock.

The Board also considered that as a matter of policy, many institutional investors are prohibited from purchasing stocks below certain minimum price levels. For the same reason, brokers often discourage their customers from purchasing such stocks. The Board believes that, to the extent that the price per share of our common stock remains at a higher per share price as a result of the reverse stock split, some of these concerns may be ameliorated.

The Board also considered that the structure of trading commissions, which are often set at a fixed price, tend to have an adverse impact on holders of lower-priced securities because the brokerage commissions on a sale of lower-priced securities generally represent a higher percentage of the sales prices than the commissions on relatively higher-priced issues, which may discourage trading in such lower-priced securities. A reverse stock split could result in a price level for our common stock that may reduce the adverse effect trading commissions have on our stockholders. Moreover, a reverse stock split would reduce the actual transaction costs imposed on those investors who pay commissions on trades of our common stock based on the number of shares actually traded.

In evaluating whether or not to authorize the Proposed Amendment, in addition to the considerations described above, the Board of Directors also took into account various negative factors associated with a reverse stock split. These factors include:

•	the negative perception of reverse stock splits held by some investors, analysts and other stock market participants;

•	the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels;

•	the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and

•	the costs associated with implementing a reverse stock split.

Also, other factors such as our financial results, market conditions, and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the price of our common stock would be maintained at the per share price in effect immediately following the effective time of the reverse stock split.

Stockholders should recognize that if a reverse stock split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by between two and five. While we expect that the reverse stock split will result in an increase in the per share price of our common stock, the reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price (which depends on many factors, including our performance, prospects and other factors that may be unrelated to the number of shares outstanding).

If a reverse stock split is effected and the per share price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will likely increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a reverse stock split may not achieve the desired results that have been outlined above.

The Board of Directors considered all of the foregoing factors, and determined that the reverse stock split is in the best interest of the Company and its stockholders. As noted above, even if stockholders approve the reverse stock split, the Board of Directors reserves the right not to effect the reverse stock split if the Board does not deem it to be in the best interests of the Company or its stockholders.

Principal Effects of the Proposed Amendment

General

Our common stock is currently registered under the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of our common stock under the Exchange Act.

Number of Shares of Common Stock and Corporate Matters

If approved and implemented, the Proposed Amendment would have the following effects on the number of shares of common stock (depending on the ratio of the reverse stock split selected by the Board of Directors):

•	each two to five shares of our common stock owned by a stockholder immediately prior to the reverse stock split would become one share of common stock after the reverse stock split;

•	the number of shares of our common stock issued and outstanding would be reduced from 20,087,911 shares to a range of 4,017,582 to 10,043,955 shares;

•

all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of our common stock will enable such holders to purchase, upon exercise of their options, one-half to one-fifth of the number of shares of our common stock that such holders would have been able to purchase upon exercise of their options immediately preceding the reverse stock split, at an exercise price equal to one-half to one-fifth times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split;

•

all outstanding convertible debentures entitling holders thereof to convert such notes into shares of our common stock will enable such holders to receive, upon conversion of the such debentures, one-half to one-fifth of the number of shares of our common stock that such holders would have been able to receive upon conversion of their debentures immediately preceding the reverse stock split, at a conversion price equal to half to one-fifth times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate conversion price being applied to the conversion immediately preceding the reverse stock split;

•	the number of shares of our common stock held in treasury would decrease from 1,496,700 shares to a range of 299,340 to 748,350 shares;
•

the number of shares of our common stock reserved for issuance (including the maximum number of shares that may be subject to options) under our stock option plans will be reduced to one-half to one-fifth of the number of shares currently included in such plans; and

•	the number of authorized shares of our common stock would decrease from 50 million shares to between 10 and 25 million shares.

After effectuating the Proposed Amendment (assuming the Proposed Amendment became effective at the close of business on the Record Date), we would have between 5,982,418 and 14,956,045 shares of authorized but unissued shares of common stock, a portion of which would be reserved for issuance pursuant to, or in connection with, (i) our stock option plans, (ii) the conversion of the convertible debentures, and (iii) the exercise of outstanding warrants. The authorized and unissued and unreserved shares would be available from time to time for corporate purposes including raising additional capital by means of sales of stock or securities convertible into common stock, acquisitions of companies or assets, or other strategic transactions. If we issue additional shares, the ownership interests of holders of our common stock may be diluted.

The Proposed Amendment will affect all of our common stockholders uniformly and will not change the proportionate equity interests of our common stockholders, nor will the respective voting rights and other rights of stockholders be altered.

Effect on Common Stock Options and Warrants

The Company has options and warrants outstanding for the purchase of approximately 2.8 million and 7.6 million shares, respectively, of our common stock. The Company issued these options and warrants in connection with financing arrangements and in connection with services provided by employees. Pursuant to the applicable option and warrant agreements and depending on the ratio of the reverse stock split selected by the Board of Directors, upon effectiveness of the reverse stock split, the holders of the options and warrants, upon exercise, will be entitled to purchase one-half to one-fifth of the number of shares of common stock that such holder would have been able to purchase upon exercise of the warrants immediately preceding the reverse stock split, at an exercise price equal to two to five times the exercise price in effect immediately before the reverse stock split. As such, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the aggregate number of shares of common stock issuable upon exercise of the outstanding options would decrease from approximately 2.8 million to approximately 500,000 to 1.4 million shares and the aggregate number of shares of common stock issuable upon exercise of the outstanding warrants would decrease from approximately 7.5 million to approximately 1.52 million to 3.75 million shares.

Effect on Debentures

Amended and Restated Debentures. We have $7,500,000 of outstanding Amended and Restated Debentures that are convertible into common stock. Pursuant to the terms of the Amended and Restated Debentures, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the conversion price for those Amended and Restated Debentures will be automatically adjusted such that, upon conversion, holders of Amended and Restated Debentures will be entitled to receive one-half to one-fifth of the number of shares of our common stock that such holder would have been able to receive upon conversion of the Amended and Restated Debentures immediately preceding the reverse stock split. As such, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the aggregate number of shares of common stock issuable upon conversion of the Amended and Restated Debentures would decrease from approximately 1.25 million to 3.1 million shares.

Amended and Restated Debentures. We have $1.4 million Variable Rate Secured Convertible Debenture that are convertible into common stock. Pursuant to the terms of the Variable Rate Secured Convertible Debentures, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the conversion price for those Variable Rate Secured Convertible will be automatically adjusted such that, upon conversion, holders of Variable Rate Secured Convertible will be entitled to receive one-half to one-fifth of the number of shares of our common stock that such holder would have been able to receive upon conversion of the Variable Rate Secured Convertible immediately preceding the reverse stock split. As such, upon effectiveness of the reverse stock split and depending on the ratio of the reverse stock split selected by the Board of Directors, the aggregate number of shares of common stock issuable upon conversion of the Variable Rate Secured Convertible would decrease from approximately 933,000 shares to approximately 187,000 to 467,000 shares.

Fractional Shares

If the reverse stock split results in some stockholders receiving fractional shares, fractional shares will be issued. The Company will not make any cash payments in lieu of the issuance of fractional shares.

Effect on Shares Held in Street Name

Upon a reverse stock split, we intend to treat stockholders holding our common stock in “street name,” through a bank, broker, or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers, or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee, and if you have any questions in this regard, we encourage you to contact your nominee.

Effect on Registered “Book-Entry” Stockholders

Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have share certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-reverse stock split shares.

•	If you are entitled to post-reverse stock split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

Effect on Registered Certificated Shares

Some registered stockholders hold all their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent. Upon receipt of your share certificate, you will be issued the appropriate number of shares electronically in book-entry form. No new shares in book-entry form will be issued to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. At any time after receipt of your statement reflecting the number of shares registered in your book-entry account, you may request a share certificate representing your ownership interest.

Accounting Matters

The reverse stock split will not affect total stockholders’ equity on the Company’s balance sheet. In addition, because the par value of our common stock will change proportionately to the reverse stock split ratio, the components that make up total stockholders’ equity will not change. Prior periods’ per share net income or loss and net book value amounts will be restated because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect. For example, the issuance of a large block of common stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board of Directors and stockholders a series of amendments to our Memorandum of Association.

Procedure for Effecting Proposed Amendment and Exchange of Stock Certificates

If the Company’s stockholders approve the Proposed Amendment and the Board of Directors determines that a reverse stock split, at a ratio of not less than one-for two and not more than one-for-five, continues to be in the best interests of the Company and its stockholders, the Board will determine the effective time and date of the reverse stock split, which will be referred to as the “effective time” and will thereafter make the appropriate filing with the Bermuda Registrar of Companies. At the effective time and depending on the ratio of the reverse stock split selected by the Board of Directors, every two to five shares of common stock issued and outstanding immediately prior to the effective time will, automatically and without any further action on the part of the Company’s stockholders, be combined into and become one share of common stock and each certificate that immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares and the number of authorized shares of our common stock will be decreased from 50 million shares to between 10 million to 25 million shares.

The Company’s transfer agent, American Stock Transfer & Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates or updating ownership amounts, the latter for those “book entry” stockholders, and is referred to as the “exchange agent.” As soon as practicable after the effective time, a letter of transmittal will be sent to stockholders of record as of the effective time for purposes of surrendering to the exchange agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures set forth in the letter of transmittal. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. From and after the effective time, any certificates formerly representing pre-reverse stock split shares which are submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will be exchanged for certificates representing post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO. For stockholders who hold registered shares in a book-entry form, at the effective time, the transfer agent will update your ownership amounts on our books and a transaction statement will automatically be sent to your address of record indicating the number of shares you hold. No action need be taken to receive your post-reverse stock split shares.

Board Discretion to Implement Reverse Stock Split

If the Company’s Board of Directors determines to effect the Proposed Amendment, at that time they will consider certain factors in selecting the specific exchange ratio, including prevailing market conditions, the trading price of our common stock, the number of round lot holders of our common stock and the steps that we will need to take in order to achieve compliance with the trading price requirements and other listing regulations of the Nasdaq Capital Market. Notwithstanding approval of the Proposed Amendment by the stockholders, our Board of Directors may, in its sole discretion, abandon the Proposed Amendments and determine not to effect the reverse stock split, if in the opinion of the Board of Directors it would not be in the best interests of the Company and its stockholders.

No Appraisal Rights

Under the laws of Bermuda, stockholders will not be entitled to exercise appraisal rights in connection with the reverse stock split or decrease in the number of authorized shares of our common stock, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

IN ACCORDANCE WITH 31 C.F.R. § 10.35(B)(5), THE DISCUSSION OF THE TAX ASPECTS PROVIDED HEREIN HAS NOT BEEN PREPARED, AND MAY NOT BE RELIED UPON BY ANY PERSON, FOR PROTECTION AGAINST ANY FEDERAL TAX PENALTY. THE TAX DISCUSSION HEREIN IS WRITTEN TO SUPPORT PROPOSED AMENDMENT AND STOCKHOLDER SHOULD SEEK ADVICE BASED ON THE PROSPECTIVE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to beneficial holders of shares of our common stock. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split. The Company has not and will not seek a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the Proposed Amendment. Therefore, the income tax consequences discussed below are not binding on the Internal Revenue Service and there can be no assurance that such income tax consequences, if challenged, would be sustained.

Subject to the statements made above, the United States federal income tax consequences of the Proposed Amendment may be summarized as follows:

•

The reverse stock split would qualify as a tax-free recapitalization under the Internal Revenue Code. Accordingly, a stockholder will not recognize any gain or loss for United States federal income tax purposes as a result of the receipt of the post-reverse stock split common stock pursuant to the reverse stock split.

•

The shares of post-reverse stock split common stock in the hands of a stockholder will have an aggregate basis for computing gain or loss on a subsequent disposition equal to the aggregate basis of the shares of pre-reverse split common stock held by the stockholder immediately prior to the reverse stock split.

•	A stockholder’s holding period for the post-reverse stock split common stock will include the holding period of the pre-reverse split common stock exchanged.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the Proposed Amendment. Abstentions or broker non-votes, if any, will not be counted as votes “cast” with respect to this matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

 PROPOSAL 5

INCREASE IN AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

UP TO 100 MILLION SHARES

General

In October 2008, the Board of Directors unanimously approved for submission to our stockholders an amendment to our Memorandum of Association to increase the number of shares of common stock authorized to not more than 100 million pre-reverse stock split shares (between 20 million and 50 million post reverse stock split shares if the reverse stock split is effected). Our Board has determined that it is in our best interests and the best interests of our stockholders to approve an increase in the number of shares of common stock authorized to not more than 100 million and that our Board be authorized to effectuate this increase at any time prior to December 3, 2009, with the precise increase and timing of such increase in the authorized number of shares of common stock to be determined by our Board in its discretion.

Reason for Stockholder Approval

We currently have 50 million pre-reverse stock split shares of common stock authorized, of which (i) 20,087,911shares were outstanding as of October 31, 2008, (ii) approximately 10.5 million shares are reserved for issuance upon the exercise of options and warrants, and (iii) approximately 6.2 million shares are reserved for issuance upon the conversion the Amended and Restated Debentures and 855,000 shares are reserved for issuance upon the conversion Variable Rate Secured Convertible Debentures.

Our Board has deemed that it is in our best interests and in the best interests of our stockholders that we have available additional authorized shares of common stock to: (i) accommodate the exercise of all outstanding options, warrants and debentures, (ii) enable possible future public and/or private offerings of our common stock, (iii) enable potential acquisitions, and (iv) enable personnel recruitment and retention through the grant of equity incentives.

Please be advised that at this time we do not have any definitive plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any such shares of additional authorized common stock in any of the foregoing transactions or otherwise.

The additional shares of common stock would be available for issuance by action of our Board without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law or the rules of any stock exchange on which our securities may then be listed.

Our proposed increase in the authorized number of shares of our common stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuance of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

In addition, an issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of our common stock caused by the issuance of the additional authorized shares of our common stock would dilute the earnings per share and book value per share of all of our outstanding shares of our common stock. If such factors were reflected in the price per share of our common stock, the potential realizable value of a stockholder’s investment could be adversely affected.

Effect of Increase

If our stockholders approve the proposed amendment, we will have greatly increased our authorized shares. Our Board may cause the issuance of additional shares of common stock without further vote of our stockholders of the Company, except as may be required in particular cases by our charter documents, applicable law or the rules of any national securities exchange on which shares of common stock of the Company may then be listed. Under the our Memorandum of Association, our stockholders do not have preemptive rights to subscribe to additional securities that may be issued by us, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of common stock. In addition, if our Board elects to cause the Company to issue additional shares of common stock or securities convertible into or exercisable for common stock, such issuance could have a dilutive effect on the voting power and earnings per share of existing stockholders.

The additional authorized shares of our common stock could also create impediments to an attempt to affect a takeover or change in control of us. Authorized and unissued shares of our common stock could be issued in one or more transactions that would make a change in control of us more difficult, and therefore less likely. Any such issuance of additional stock could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of us or to increase the potential cost to acquire control of us. Accordingly, the increase in the number of authorized shares of our common stock may deter a future takeover attempt which holders of our common stock may deem to be in their best interest or in which holders of our common stock may be offered a premium for their shares over the then current market price. The proposed amendment was not approved by our Board of Directors in response to any threatened or perceived takeover threat, and we have no knowledge of such a threat as of the date of this Proxy Statement.

Board Discretion to Implement the Increase in the Number of Shares of Common Stock Authorized

If the Board of Directors determines to effect the increase in the number of shares of common stock authorized, at that time they will consider certain factors in selecting the specific number of shares of common stock authorized, including prevailing market conditions and the trading price of our common stock. Notwithstanding approval of the Proposal 5 by the stockholders, our Board of Directors may, in its sole discretion, abandon Proposal 5 and determine not to effect the increase in the authorized number of shares of common stock, if in the opinion of the Board of Directors it would not be in the best interests of the Company and its stockholders.

Required Vote

The affirmative vote of a majority of votes cast at the Annual Meeting is required to approve an increase in the number of shares of our common stock authorized. Abstentions or broker non-votes, if any, will not be counted as votes “cast” with respect to this matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 5.

MISCELLANEOUS

Proposals for 2008 Annual Meeting

Under Rule 14a-8(e) of the Exchange Act, a stockholder proposal intended for inclusion in the proxy statement for next year’s Annual Meeting must be received by the Company at its principal executive offices no later than July 10, 2009, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Rule 14a-4(c)(1) establishes a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement. Rule 14a-4(c)(1) relates to the discretionary voting authority retained by the Company with respect to proxies. With respect to any stockholder proposal for next year’s Annual Meeting submitted after September 23, 2009 (45 calendar days prior to the anniversary of the mailing date of this proxy statement), the Company retains discretion to vote proxies it receives as the Board of Directors sees fit. With respect to proposals submitted before September 23, 2009, the Company retains discretion to vote proxies it receives as the Board of Directors sees fit, only if (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue a proxy statement with respect to the proposal in compliance with Rule 14a-4(c)(2).

Solicitation of Proxies

We are bearing the cost of preparing, assembling, printing and mailing the Notice of Annual Meeting, this Proxy Statement and proxies. We will also reimburse brokers who are holders of record of our common stock for their reasonable out-of-pocket expenses in forwarding proxies and proxy soliciting material to the beneficial owners of such shares. In addition to the use of the mails, proxies may be solicited without extra compensation by our directors, officers and employees by telephone, telecopy, telegraph, email or personal interview.

Other Matters

Management does not intend to bring before the Annual Meeting for action any matters other than those specifically referred to above and is not aware of any other matters which are proposed to be presented by others. If any other matters or motions should properly come before the Annual Meeting, the persons named in the proxy intend to vote thereon in accordance with their judgment on such matters or motions, including any matters or motions dealing with the conduct of the Annual Meeting.

Proxies

All stockholders are urged to fill in their choices with respect to the matters to be voted upon, sign and promptly return the enclosed form of proxy.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you about us by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement. We incorporate by reference in this Proxy Statement our Annual Report on Form 10-K for the fiscal year ended June 30, 2008, including financial statements and reports thereon of Rachlin LLP, filed on October 14, 2008, as amended.

By Order of the Board of Directors, Dawna Ferguson Secretary

November 7, 2008

ANNUAL MEETING OF STOCKHOLDERS OF

SILVERSTAR HOLDINGS, LTD.

December 3, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20530300030003000000 9 120308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL LISTED NOMINEES AND "FOR" PROPOSALS 2, 3, 4 AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Michael Levy
- ○ Clive Kabatznik
- ○ Cornelius J. Roodt
- ○ Edward Roffman
- ○ Edward Bernstein

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

SILVERSTAR HOLDINGS, LTD.

December 3, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

\- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

\- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20530300030003000000 9 120308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL LISTED NOMINEES AND "FOR" PROPOSALS 2, 3, 4 AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Michael Levy
- ○ Clive Kabatznik
- ○ Cornelius J. Roodt
- ○ Edward Roffman
- ○ Edward Bernstein

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

SILVERSTAR HOLDINGS, LTD.

PROXY CARD
ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of common stock of Silverstar Holdings, Ltd. (the "**Company**") hereby revokes all previous proxies, acknowledges receipt of the Notice of the Stockholders' Annual Meeting to be held on December 3, 2008, and hereby appoints Clive Kabatznik and Lawrence R. Litowitz, and each of them, as proxies of the undersigned, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned, to vote as designated on the reverse side of this proxy, and otherwise represent all of the shares of the undersigned at said meeting and at any adjournments or postponements thereof with the same effect as if the undersigned were present and voting the shares.

THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED **FOR** EACH OF THE ABOVE NOMINEES AND **FOR** PROPOSALS 2, 3, 4 AND 5 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSONS APPOINTED AS PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK YOUR CHOICE ON ALL PROPOSALS, AND SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)

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